EXHIBIT 10.g


                                PENSION AGREEMENT

Stephanie K. Kushner's January 22, 2002 employment offer included two options for a supplemental pension: (a) a non-qualified benefit of $50,000 per year commencing at retirement on or after age 57 or (b) in the event the company adopts a supplemental pension plan which is calculated in accordance with the Company's qualified plan but which includes all base salary and bonus in the calculations, the amount so calculated. Under either option there is no vesting until five years after her date of hire. With respect to option (a), her annual benefit earned during each of her first ten years of employment is equal to $5,000 per year (for example, if she left the company after six years of employment, she would have a deferred vested benefit equal to $30,000 per year, payable at age 57).